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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 6)

                            LIFECORE BIOMEDICAL, INC.
                            -------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                          -----------------------------
                         (Title of Class of Securities)

                                    532187107
                                    ---------
                                 (CUSIP Number)

                                John E. Runnells
                            The Vertical Group, L.P.
                               25 DeForest Avenue
                                Summit, NJ 07901
                                 (908) 277-3737
                                 --------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                JANUARY 17, 2002
                                ----------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule including all exhibits. Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

                                  SCHEDULE 13D
================================================================================
CUSIP NO. 532187107                                          Page 2 of 12 Pages
--------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Vertical Fund I, L.P.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     WC
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                     / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (7) SOLE VOTING POWER
 BENEFICIALLY OWNED                 767,008
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING POWER
                                    0
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    767,008
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    0
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     767,008
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  / /

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     6.0%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     PN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D
================================================================================
CUSIP NO. 532187107                                          Page 3 of 12 Pages
--------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Vertical Fund II, L.P.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     WC
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                     / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (7) SOLE VOTING POWER
 BENEFICIALLY OWNED                 282,492
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING POWER
                                    0
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    282,492
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    0
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     282,492
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  / /

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.2%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     PN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D
================================================================================
CUSIP NO. 532187107                                          Page 4 of 12 Pages
--------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Stephen D. Baksa
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                     / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (7) SOLE VOTING POWER
 BENEFICIALLY OWNED                 124,000
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING POWER
                                    1,049,500
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    124,000
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    1,049,500
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,173,500
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  / /

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.2%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

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                                  SCHEDULE 13D
================================================================================
CUSIP NO. 532187107                                          Page 5 of 12 Pages
--------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Jack W. Lasersohn
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                     / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (7) SOLE VOTING POWER
 BENEFICIALLY OWNED                 33,700
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING POWER
                                    1,049,500
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    33,700
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    1,049,500
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,083,200
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  / /

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.5%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D
================================================================================
CUSIP NO. 532187107                                          Page 6 of 12 Pages
--------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     John E. Runnells
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                     / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (7) SOLE VOTING POWER
 BENEFICIALLY OWNED                 1,800
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING POWER
                                    1,049,500
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    1,800
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    1,049,500
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,051,300
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  / /

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.2%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

                                                              Page 7 of 12 Pages

            This Amendment No. 6 to Statement on Schedule 13-D ("Statement") with respect to the Common Stock, par value $0.01 per share, of Lifecore Biomedical, Inc. (the "Issuer") is filed jointly by Vertical Fund I, L.P. ("VF-I") and Vertical Fund II, L.P. ("VF-II") (collectively, the "Partnerships"), Stephen D. Baksa ("Baksa"), Jack W. Lasersohn ("Lasersohn") and John E. Runnells ("Runnells") (the Partnerships, Baksa, Lasersohn and Runnells are hereinafter sometimes referred to collectively as the "Reporting Persons") in order to amend Item 6 the Statement as set forth below and to amend Item 7 to add an additional exhibit as Exhibit 2. No change is made to the other Items contained in the Statement.

            ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

            Item 6 of the Statement is hereby amended by adding the following paragraph at the end of such Item 6:

            "The Partnerships have entered into a Stock Sale Plan dated January 17, 2002 (the "Plan") intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934 pursuant to which the Partnerships have granted a broker-dealer discretionary authority, subject to certain limitations, to sell shares of LCBM Stock for the account of the Partnerships from time to time. A copy of the Plan is filed as Exhibit 2 to this Statement and is incorporated in this Item 6 by reference as if set forth in full herein. Reference is hereby made to the Plan for the complete terms and conditions thereof."

            ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

            The following exhibit is hereby added to the list of exhibits set forth in Item 7 of the Statement:

            Exhibit 2 - Stock Sale Plan dated January 17, 2002


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                                                              Page 8 of 12 Pages



            SIGNATURE.

            After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this Amendment No. 6 is true, complete and correct.

January 29, 2002                       VERTICAL FUND I, L.P.
                                       BY:  THE VERTICAL GROUP, L.P.
                                            General Partner


                                       By: /s/ John E. Runnells
                                          ---------------------
                                          John E. Runnells
                                          General Partner

                                       VERTICAL FUND II, L.P.
                                       BY:  THE VERTICAL GROUP, L.P.
                                       General Partner

                                       By: /s/ John E. Runnells
                                          ---------------------
                                          John E. Runnells
                                          General Partner



                                       /s/ Stephen D. Baksa
                                       --------------------
                                       Stephen D. Baksa


                                       /s/ Jack W. Lasersohn
                                       ---------------------
                                       Jack W. Lasersohn


                                       /s/ John E. Runnells
                                       --------------------
                                       John E. Runnells